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                               Diamond Hill
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                               Investments


FOR IMMEDIATE RELEASE:
					 Investor Contact:
					 James F. Laird-Chief Financial Officer
					 614-255-3353 (jlaird@diamond-hill.com)

					 Media Contact:
					 Susan Stuart-Director Client Relations
					 & Communications
					 614-255-3348 (sstuart@diamond-hill.com)


DIAMOND HILL NAMES CHRIS BINGAMAN PRESIDENT AND
LISA WESOLEK CHIEF OPERATING OFFICER

Columbus, Ohio - November 26, 2013 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) announced the appointment of Chris Bingaman as President of Diamond Hill Capital Management, Inc. effective January 1, 2014. Mr. Bingaman is expected to succeed Ric Dillon as Chief Executive Officer in January 2016. Mr. Dillon will assume the role of Vice Chairman of the Diamond Hill Investment Group Board, effective January 1, 2014. Mr. Dillon is expected to succeed Don Shackelford as Board Chairman in 2015 when Mr. Shackelford's term expires. Mr. Dillon also intends to continue to serve as a portfolio manager.

Mr. Bingaman joined the firm in 2001 and has made meaningful contributions during his tenure, serving as a portfolio manager for Diamond Hill's Financial Long-Short Fund and a co-portfolio manager for Diamond Hill's Long-Short Fund. He was named Co-Chief Investment Officer in December 2011. Mr. Bingaman will continue to serve in these roles.

In addition, Lisa Wesolek was appointed Chief Operating Officer of Diamond Hill Capital Management, Inc. effective January 1, 2014. Ms. Wesolek joined the firm as Managing Director and Head of Distribution in June 2012 with responsibility for the firm's distribution strategy including business development, marketing and client service. She will maintain these responsibilities as Chief Operating Officer. Prior to joining Diamond Hill, Ms. Wesolek held senior roles at various institutions including JPMorgan
Asset Management and Wells Fargo Funds Management Group.

Ric Dillon, CEO, said, "I am very excited about both of these new roles. To fulfill our fiduciary duty to clients, we must properly position Diamond Hill for continued success, which includes adequate succession planning. Our primary goal is to provide our clients with competitive long-term investment results. Chris understands the importance of this fiduciary responsibility and will maintain the firm's primary investment focus."

"Given the competitive nature of our industry, we must also think about the sustainability of our business. Client service and retention is an important aspect of sustainability. During her tenure, Lisa has brought significant experience in attracting and retaining clients", Dillon concluded.


About Diamond Hill:
Diamond Hill is an independent investment management firm with significant employee ownership and $11.5 billion in assets under management as of October 31, 2013. The firm provides investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds. Diamond Hill's entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and the firm's interests are firmly aligned with its clients through significant investment in its strategies. For more information on Diamond Hill, visit www.diamond-hill.com.

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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
               614-255-3333  fax 614-255-3363  info@diamond-hill.com